Exhibit 21. Capital City Bank Group, Inc. Subsidiaries, as of December 31, 2004.

Direct Subsidiaries:
Capital City Bank (Florida)
CCBG Capital Trust I (Delaware)

Indirect Subsidiaries:
Capital City Mortgage Company (Florida)
Capital City Securities, Inc. (Florida)
Capital City Services Company (Florida)
Capital City Trust Company (Florida)
First Insurance Agency of Grady County, Inc. (Georgia)
FNB Financial Services, Inc. (Georgia)
Southern Oaks, Inc. (Delaware)